Rose, Snyder & Jacobs LLP
ACCOUNTANTS & ADVISORS

November 18, 2025

To the Audit Committee
Arrowhead Pharmaceuticals, Inc.
177 E. Colorado Blvd., Suite 700
Pasadena, CA 91101

Dear Sirs/Madams:

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide in connection with the Annual Report on Form 10-K for the year ended September 30, 2025. Please refer to Appendix A for the responsibilities of Arrowhead Pharmaceuticals, Inc. (the "Company") and Rose, Snyder & Jacobs LLP. This appendix is an integral part of this letter.

Fees for our services will be billed in accordance with our standard billing practices on a monthly basis, as the work is performed, all due and payable upon presentation of billing. We expect fees for this service will not exceed $20,000. Please refer to Appendix B for our billing and record retention policies. Fees for subsequent amendments to this document will be billed separately. We are happy to discuss any questions on the billing in order to assure a strong and straightforward relationship.

If these arrangements meet your understanding and approval, please sign and date this letter and return it to us.

Sincerely,

Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

THE FOREGOING LETTER FULLY DESCRIBES THE SERVICES REQUIRED AND IS IN ACCORDANCE WITH OUR UNDERSTANDING.

Signature

WILLIAM D. WADDILL DIRECTOR

Name, Title

Russell Bedford
taking you further
Member of Russell Bedford International – a global network of independent professional services firms

APPENDIX A

We have previously performed an audit of Arrowhead Pharmaceuticals, Inc.'s consolidated financial statements as of September 30, 2023 and for the period ended September 30, 2023, which will be included in the Annual Report on Form 10-K. These financial statements are the responsibility of the Company's management.

We will perform the procedures required by our professional standards and Firm policies in order for us to consent to the use of our report in the Annual Report.

We will notify you promptly if circumstances occur during the course of our work which, in our professional judgment, prevent us from completing these services. In such a situation, we retain the unilateral right to take any course of action permitted by professional standards, including withdrawal from the engagement.

Management is responsible for the financial statements, financial statement schedules, other financial data and accurately disclosing all material and relevant facts in the Annual Report.

Management is responsible for establishing and maintaining effective internal control over financial reporting and for informing us of all significant deficiencies and material weaknesses in the design or operation of such controls of which it has knowledge.

Management is responsible for identifying and ensuring that the entity complies with laws and regulations applicable to its activities, and for informing us of any known material violations of such laws or regulations. In addition, management is responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the entity involving (a) management, (b) employees who have significant roles in internal control and (c) others where the fraud could have a material effect on the financial statements. Management is also responsible for informing us of its knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers or others.

Management is responsible for making all financial records and related information available to us, and for providing us with a written management representation letter confirming certain representations made during the course of the services we perform in connection with the Annual Report on Form 10-K.

The audit committee is responsible for informing us of its views about the risks of fraud within the entity, and its knowledge of any fraud or suspected fraud affecting the entity.

During the course of our engagement, we may accumulate records containing data that should be reflected in the Company's books and records. The Company will determine that all such data, if necessary, will be so reflected. Accordingly, the Company will not expect us to maintain copies of such records in our possession.

APPENDIX A (Continued)

The assistance to be supplied by Company personnel, including the preparation of schedules and analyses of accounts, has been discussed with management. The timely and accurate completion of this work will assist us in performing our work efficiently and is an essential condition to our completion of these services.

In the event we are requested or authorized by Arrowhead Pharmaceuticals, Inc. and Subsidiaries or are required by government regulation, subpoena or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for Arrowhead Pharmaceuticals, Inc., the Company will, so long as we are not party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

The Company agrees to provide us with a proof of the EDGARized Registration Statements for our review and approval before filing with the SEC.

The Securities and Exchange Commission requires electronic filing of certain information in connection with its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Company agrees that before filing any document with which we are associated, in electronic format with the SEC or others, the Company will provide us with a printed copy of the information proposed to be filed. We will provide the Company with a signed copy of our report(s), consent(s) and/or other relevant documents after completing our review. These manually signed documents will authorize the use of our name prior to any electronic transmission by you. For our files, the Company will provide to us a complete copy of the document as accepted by EDGAR or others.

Without informing us prior to such solicitation, Arrowhead Pharmaceuticals, Inc. and Subsidiaries will not solicit for employment or for a position on its Board of Directors any current or former partner or professional employee of Rose, Snyder & Jacobs LLP if such partner or professional employee has been involved in the performance of any service for the Company at any time during the two years preceding the date of such solicitation.

This letter constitutes the complete and exclusive statement of agreement between Rose, Snyder & Jacobs LLP and Arrowhead Pharmaceuticals, Inc. and Subsidiaries, superseding all proposals, oral or written, and all other communication, with respect to the terms of this engagement.

APPENDIX B

Fees for our services will be billed in accordance with our standard billing practices on a monthly basis, as the work is performed, plus out-of-pocket expenses, all due and payable upon presentation of billing.

Billing becomes delinquent if not paid within 60 days of the invoice date. If billings are not paid within 60 days of the invoice date, at our election, we may stop all work until your account is brought current or withdraw from this engagement. You acknowledge and agree that we are not required to continue work in the event of your failure to pay on timely basis for services rendered as required by this engagement letter. You further acknowledge and agree that in the event we stop work or withdraw from this engagement as a result of your failure to pay on a timely basis for services rendered as required by this engagement letter, we shall not be liable for any damages that occur as a result of our ceasing to render services. In the event any statement or invoice rendered by us to you is not paid within 60 days of the invoice, then a late charge shall be accrued on the unpaid amount at the rate of 1% per month from that date until paid.

We may, from time to time and depending on the circumstances, use third-party service providers in serving your account, and these providers may be located overseas. We may share confidential information about you with these service providers, but remain committed to maintaining the confidentiality and security of your information. Accordingly, we maintain internal policies, procedures, and safeguards to protect the confidentiality of your personal information. Furthermore, we remain responsible for the work provided by any such third-party service providers. In the performance of this engagement and other professional services we provide, we may also communicate with each other and/or with others via email transmission. As emails can be intercepted and read, disclosed, or otherwise used by an unintended third party, we cannot guarantee that such email communication will be properly delivered and read only by the addressee. While we will use our best efforts to keep such communications secure in accordance with our obligations under applicable laws and professional standards, you recognize and accept that we have no control over the unauthorized interception of these communications once they have been sent. Therefore, you hereby waive any liability whatsoever for any unintended interception or unintentional disclosure of email transmissions in connection with the performance of our professional services. Our firm uses cloud computing services, including the storage of data and files, at third party, offsite, secure facilities. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of email transmissions and cloud based computing, including any direct or indirect damages that may result from any inadvertent or unanticipated disclosure of confidential or proprietary information, or disclosure through third party criminal conduct (e.g., hackers).

Client and accountant both agree that any dispute over fees charged by the accountant to the client will be submitted for resolution by arbitration in accordance with the Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association. Such arbitration shall be binding and final. In agreeing to arbitration, we both acknowledge that, in the event of dispute over fees charged by the accountant, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

It is our policy to keep records related to this engagement for 7 years. However, Rose, Snyder & Jacobs LLP does not keep any original client records, so we will return those to you at the completion of the services rendered under this engagement. When records are returned to you, it is your responsibility to retain and protect your records for possible future use, including potential examination by any government or regulatory agencies. You acknowledge and agree that upon the expiration of the 7-year period, Rose, Snyder & Jacobs LLP shall not be liable to keep any records related to this engagement.